UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934
Date of Report (Date of the earliest event reported): February 3, 2011 (February 2, 2011)
Valeant Pharmaceuticals International, Inc.
(Exact name of registrant as specified in its charter)

Canada	001-14956	98-0448205
(State or other jurisdiction of	(Commission File Number)	(I.R.S Employer
incorporation or organization)		Identification No.)
7150 Mississauga Road,
Mississauga, Ontario,
Canada L5N 8M5
(Address of principal executive offices) (Zip Code)
(Registrant’s telephone number, including area code): (905) 286-3000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On February 2, 2011, Biovail Laboratories International SRL, a Barbados international society with restricted liability (“BLS”) and wholly-owned subsidiary of Valeant Pharmaceuticals International, Inc. (“Valeant”), entered into an Asset Purchase Agreement to acquire all U.S. rights to non-ophthalmic topical formulations of Zovirax® Ointment and Zovirax® Cream from GlaxoSmithKline (“GSK”). BLS and GSK also entered into a binding letter of intent to acquire the Canadian rights to non-ophthalmic topical formulations of Zovirax® Ointment and Zovirax® Cream from GSK.
Pursuant to the terms of the Asset Purchase Agreement, BLS has agreed to pay to GSK an aggregate amount of $300 million in cash for both the U.S. and Canadian rights to non-ophthalmic topical formulations of Zovirax® Ointment and Zovirax® Cream at the closing of the transaction contemplated by, and subject to the terms and conditions of, the Asset Purchase Agreement.
Representations, Warranties and Covenants
The Asset Purchase Agreement contains customary representations, warranties and covenants. The representations and warranties generally survive the closing for a period of 12 months after the closing date.
Conditions to Closing
Each party’s obligation to close the transactions contemplated by the Asset Purchase Agreement is subject to customary closing conditions, including the expiration or early termination of the waiting period under the Hart-Scott Rodino Antitrust Improvement Act of 1976, as amended.
Termination
The Asset Purchase Agreement contains certain termination rights for both BLS and GSK, including in the event that the closing of the transactions contemplated by the Asset Purchase Agreement is not consummated by May 3, 2011.
Item 8.01. Other Events.
On February 3, 2011, Valeant Pharmaceuticals International, Inc. issued a press release announcing BLS’s agreement to acquire U.S. and Canadian rights to non-ophthalmic topical formulations of Zovirax®, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description

99.1	Press Release of Valeant Pharmaceuticals International, Inc. dated February 3, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
Date: February 3, 2011	By:	/s/ Robert Chai-Onn
Robert Chai-Onn
Executive Vice President, General Counsel

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release of Valeant Pharmaceuticals International, Inc. dated February 3, 2011.